EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

People’s United Financial, Inc.

and

Chittenden Corporation

DATED AS OF JUNE 26, 2007

i

(continued)

(continued)

(continued)

INDEX OF DEFINED TERMS

409A Deferred Payment	44
Affiliate	28
Agencies	23
Agency	23
Agreement	1
Articles of Merger	1
Bank Mergers	5
BHC Act	10
Broker-Dealer Subsidiary	25
Cash Component	2
Cash Consideration	2
Cash Conversion Number	3
Cash Election	2
Cash Election Number	4
Cash Election Shares	2
Certificate	3
Certificate of Merger	1
Change in the Company Recommendation	41
Claim	44
Closing	52
Closing Date	52
Code	1
Company	1
Company Acquisition Agreement	51
Company Advisory Client	26
Company Advisory Contract	26
Company Advisory Entity	26
Company Alternative Proposal	46
Company Alternative Transaction	46
Company Benefit Plans	18
Company By-laws	10
Company Capitalization Date	10
Company Certificate	10
Company Common Stock	2
Company Contract	21
Company Criticized Assets	22
Company Disclosure Schedule	9
Company Fund Client	26
Company Leased Properties	24
Company Options	4
Company Owned Properties	24
Company Preferred Stock	10
Company Real Property	24
Company Recommendation	50
Company Regulatory Agreement	13
Company Requisite Regulatory Approvals	50
Company SEC Reports	13
Company Shareholder Approval	41
Company Stock Plans	4
Company Subsidiary	10

Company Subsidiary Banks	5
Confidentiality Agreement	39
Derivative Transactions	21
DGCL	1
Dissenting Shares	3
DPC Common Shares	2
Effective Time	1
Election	6
Election Deadline	6
Environmental Matters	23
ERISA	18
Exchange Act	23
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	7
Exchange Ratio	2
FDIC	10
Federal Reserve Board	13
Form ADV	27
Form BD	26
Form of Election	6
Form S-4	12
GAAP	10
Governmental Entity	12
Holder	6
HSR Act	12
Indemnified Parties	44
Injunction	48
Insider	28
Intellectual Property	24
Investment Advisers Act	26
Investment Company Act	26
IRS	17
Letter of Transmittal	7
Liens	11
Loans	22
Material Adverse Effect	15
Materially Burdensome Regulatory Condition	39
Member Bank	28
Merger	1
Merger Consideration	2
NASDAQ	2
Non-Election Shares	2
Nonqualified Deferred Compensation Plan	19
Notice of Dissenter’s Intent	6
Notice of Superior Proposal	41
NYSE	12
Other Regulatory Approvals	12
OTS	6

v

Parent	1
Parent Bank	5
Parent Bank Subsidiary	5
Parent Benefit Plans	35
Parent By-laws	29
Parent Capitalization Date	29
Parent Certificate	29
Parent Closing Price	2
Parent Common Stock	2
Parent Disclosure Schedule	29
Parent FDIC Reports	31
Parent OTS Reports	31
Parent Preferred Stock	29
Parent Regulatory Agreement	31
Parent Requisite Regulatory Approvals	49
Parent SEC Reports	31
Parent Subsidiary	10
Pending Acquisition	28
Pending Acquisition Agreement	10
Pending Acquisition Counterparty	10
Pending Acquisition Shares	10
Per Share Amount	2
Permitted Encumbrances	24
Person	28
Policies, Practices and Procedures	22
Pool	24

Proxy Statement	12
Regulatory Agencies	13
Sarbanes-Oxley Act	14
SBA	12
SEC	12
Securities Act	11
Share Ratio	2
Shortfall Number	4
Sponsored	26
SRO	12
Stock Consideration	2
Stock Election	2
Stock Election Shares	2
Subsidiary	10
Subsidiary Plan of Merger	5
Superior Proposal	46
Surviving Corporation	1
Takeover Statutes	27
Tax	18
Tax Return	18
Taxes	18
Trust Account Common Shares	2
Trust Preferred Securities	11
USA Patriot Act	20
VBCA	1
Voting Debt	10

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2007 (this “Agreement”), by and between Chittenden Corporation, a Vermont corporation ( the “Company”), and People’s United Financial, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Vermont Business Corporation Act (the “VBCA”) at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of the Company shall cease.

(b) Parent may at any time change the method of effecting the combination (including by providing for the merger of the Company and a wholly owned subsidiary of Parent) if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind or timing of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) in the reasonable judgment of the Company’s counsel, require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders.

1.2    Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date and in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of Vermont on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and Articles of Merger.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and in Section 11.06 of the VBCA.

1.4    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by the Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by the Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e), 1.4(f), 1.5 and 2.3(f), each share of Company Common Stock, except for shares of Company Common Stock owned by the Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from Parent an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(ii) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from Parent the number of shares of Parent Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Parent such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.5(b).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Parent Closing Price.

“Per Share Amount” shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $20.35 plus (B) the product, rounded to the nearest one-tenth of a cent, of 0.8775 (the “Share Ratio”) times the Parent Closing Price.

“Parent Closing Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the closing sale prices of Parent Common Stock on the NASDAQ (the “NASDAQ”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

“Cash Component” shall mean (i) $1,013,022,898 less (ii) if the Pending Acquisition Agreement is terminated, $67,675,757. The Cash Component shall be subject to adjustment pursuant to Section 1.4(f).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

(f) If either the tax opinion referred to in Section 7.2(c) or the tax opinion referred to in Section 7.3(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income Tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce the Cash Component to the minimum extent necessary to enable the relevant tax opinions to be rendered.

(g) Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised such shareholder’s dissenters’ rights (any such shares being referred to herein as “Dissenting Shares”) under Chapter 13 of the VBCA shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Chapter 13 of the VBCA (unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost, such shareholder’s right to dissent from the Merger under the VBCA) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the VBCA. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such shareholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such shareholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, (x) the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion to the extent permitted by applicable law; or (y), if not so permitted by applicable law or if Parent shall not have made any such determination, the right to receive the consideration received with respect to Non-Election Shares. The Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices, including the right to determine the estimate of fair value under Section 13.25 of the VBCA and to determine whether to withhold payment to the extent permitted by Section 13.27 of the VBCA. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

1.5    Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (including Company Restricted Shares) to be converted into Cash Consideration pursuant to Section 1.4 (which for this purpose shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All other shares of Company Common Stock shall be converted into Stock Consideration (other than shares of Company Common Stock to be cancelled as provided in Section 1.4(b)).

(b) As promptly as practicable, and in any event within five (5) business days after the Effective Time, Parent shall cause the Exchange Agent (as defined herein) to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.6    Stock Options and Other Stock-Based Awards.

(a) Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock granted to employees or directors of the Company or any of its Subsidiaries under the Company’s Stock Incentive Plan or Director’s Omnibus Long-term Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) (collectively, the “Company Options”) shall be canceled, and the holder thereof shall be entitled to receive at the Effective Time, or as soon as practicable thereafter, from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, less any required withholding taxes.

(b) As of the Effective Time, each performance share award granted to any employee of the Company or any of its Subsidiaries under the Company’s Performance Share Program that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive at the Effective Time, or as soon as practicable thereafter, an amount in cash equal to the product of (A) the Per Share Amount, multiplied by (B) the greater of (i) 100% of the Target Performance Shares (as defined in such Performance Share Program) relating to Performance Cycles (as defined in such Performance Share Program) in effect as of the Effective Time plus accumulated dividends, if any, on such shares as determined in accordance with such Performance Share Program and (ii) 100% of the Performance Shares (as defined in such Performance Share Program) relating to Performance Cycles in effect as of the Effective Time based on performance calculated through the quarter ending immediately prior to the Effective Time plus accumulated dividends, if any, on such shares as determined in accordance with such Performance Share Program, subject to such deducting and withholding as may be required under the Code and any applicable state or local tax law with respect to such payment.

(c) Immediately prior to the Effective Time, all restricted stock awards granted under the Company Stock Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Forms of Election and to make elections and receive the Merger Consideration with respect thereto.

1.7    Certificate of Incorporation of Parent. At the Effective Time, the Parent Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8    By-laws of Parent. At the Effective Time, the Parent By-laws (as defined in Section 4.1) shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9    Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10    Bank Mergers.

(a) Simultaneously with the Merger, each of Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust, Ocean National Bank, and Merrill Merchants Bank (collectively, the “Company Subsidiary Banks”) shall be merged with and into separate to-be-formed federally chartered savings bank subsidiaries (each a “Parent Bank Subsidiary”) of People’s United Bank, a federally chartered savings bank and a wholly-owned Subsidiary of Parent (“Parent Bank”). Such mergers are hereinafter sometimes referred to as the “Bank Mergers”. Each Parent Bank Subsidiary shall be the surviving entity in its respective Bank Merger and shall continue its corporate existence and, following such Bank Merger, the corporate existence of the applicable Company Bank Subsidiary shall cease.

(b) Each of the Bank Mergers shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent and approved by the Company, such approval not to be unreasonably withheld or delayed (a “Subsidiary Plan of Merger”). In order to obtain the necessary state and federal regulatory approvals for the Bank Mergers, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) the Company shall cause each Company Subsidiary Bank to approve a Subsidiary Plan of Merger, the Company, as the sole shareholder of each Company Subsidiary Bank shall approve each Subsidiary Plan of Merger, and the Company shall cause each Subsidiary Plan of Merger to be duly executed by each Company Subsidiary Bank and delivered to Parent and (ii) following the formation of the Parent Bank Subsidiaries, Parent shall cause each Parent Bank Subsidiary to approve a Subsidiary Plan of Merger, Parent shall cause Parent Bank, as the sole shareholder of each Parent Bank Subsidiary, to approve a Subsidiary Plan of

Merger for each Parent Bank Subsidiary, and Parent shall cause each Parent Bank Subsidiary to duly execute and deliver a Subsidiary Plan of Merger. Prior to the Effective Time the Company shall cause each Company Subsidiary Bank, and Parent shall cause Parent Bank to cause each Parent Bank Subsidiary, to execute such certificate of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Mergers effective, subject to the closing conditions set forth in Article VII, and Parent shall cause such documents to be timely and appropriately filed and endorsed, where required, by the Office of Thrift Supervision (“OTS”) and other federal and state authorities so that the Bank Mergers shall become effective simultaneously with the Effective Time.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1    Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Parent shall cause the Form of Election to be sent to holders of record not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent under this Agreement, which Person shall be selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company shareholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. For shares of Company Common Stock held in book entry form, Parent shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. In the event that a shareholder of the Company has provided a notice of intent to demand payment (a “Notice of Dissenter’s Intent”) pursuant to Section 13.21 of the VBCA, any Election submitted by such shareholder prior to submission of such Notice of Dissenter’s Intent shall be deemed withdrawn, and any Election submitted by such shareholder after submission of such Notice of Dissenter’s Intent (unless such Notice of Dissenter’s Intent shall have theretofore been withdrawn) shall be deemed invalid.

(e) As used herein, unless otherwise agreed by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (1) the date of the meeting of the Company shareholders pursuant to Section 6.3 and (2) the date that Parent and the Company shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. Parent shall issue a press release informing the Company’s shareholders of the Election Deadline as promptly as practicable following the determination thereof.

(f) Any Company shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any shareholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g) Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked, and all Certificates shall be promptly returned to the Company’s shareholders, upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article VIII or that this Agreement has been amended by the parties to so provide in connection with a new election period.

(h) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Company shareholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, (iii) the issuance and delivery of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.2    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3    Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, and in any event within ten (10) business days, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 1.4 and 1.5) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time if Parent has requested that the Exchange Agent pay to Parent the unclaimed portion of the Exchange Fund, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 1.5 and the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time shall be paid to Parent upon the request of Parent. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is required, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants, provided, however, that disclosure in any section of such Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Vermont. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. A complete and accurate list of all such jurisdictions is set forth in Section 3.1(a) of the Company Disclosure Schedule.

(b) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Certificate”), and the Amended and Restated By-Laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available to Parent. The Company is not in violation of any of the terms of the Company Certificate or the Company By-laws.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary. Each Company Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is, or is required to be, consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

(d) The deposit accounts of the Company Subsidiary Banks are insured by the Federal Deposit Insurance Corporation (“FDIC” ) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

(e) The minute books of the Company, Chittenden Trust Company, and Ocean National Bank previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2004 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) (excluding information relating to the Company’s consideration of the transactions contemplated hereby that has been redacted from such records).

3.2    Capitalization.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, of which, as of June 15, 2007 (the “Company Capitalization Date”), 46,454,405 shares were issued and outstanding, which includes all Company Restricted Shares outstanding as of the Company Capitalization Date, and 1,000,000 shares of preferred stock, par value $100.00 (“Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued and outstanding. As of the Company Capitalization Date, no more than 5,970,339 shares of Company Common Stock were held in the Company’s treasury. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 3,879,732 shares of Company Common Stock reserved for issuance upon the exercise of Company Options pursuant to the Company Stock Plans and (ii) up to 3,325,590 shares of Company Common Stock (the “Pending Acquisition Shares”) issuable pursuant to the terms of the Agreement and Plan of Merger by and among the Company, Ocean National Bank and Community Bank & Trust Company (the “Pending Acquisition Counterparty” ) dated as of June 4, 2007 (the “Pending Acquisition Agreement”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except pursuant to Sections 6.22 and 8.33 of the VBCA. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding. As of the Company Capitalization Date, except pursuant to this Agreement, the Company Stock Plans and the Pending Acquisition Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any Company Subsidiary. As of the date of this Agreement, except pursuant to the Pending Acquisition Agreement and the redemption of all outstanding trust preferred securities issued by Chittenden Capital Trust I (the “Trust Preferred Securities”), there are no contractual obligations of the Company or any Company Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or any Company Subsidiary or (y) pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Since the Company Capitalization Date through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company other than the issuance of shares of Company Common Stock in connection with the exercise of stock options to purchase Company Common Stock granted under the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Company Stock Plans.

(b) Except for any director qualifying shares and the Trust Preferred Securities, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. Except with respect to the redemption of the Trust Preferred Securities, no such Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance, or sale (or other transfer) of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or relating to the Company’s rights to vote or to dispose of such equity securities.

(c) Schedule 3.2(c) of the Company Disclosure Schedule is a true, correct and complete list of each Company Option, restricted stock award, restricted stock unit and each other Company stock-based award that was outstanding as of the Company Capitalization Date, the number of shares of Company Common Stock issuable thereunder or to which such award pertains, the expiration date and exercise price, if applicable, related thereto, and the aggregate number of shares of Company Common Stock issuable pursuant to the Company Options. The per share exercise price or purchase price for each Company Option is equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the relevant Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Option.

3.3    Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and has adopted the plan of merger reflected in this Agreement and has directed that the plan of merger reflected in this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders, and has adopted a resolution to the foregoing effect. The Board of Directors of the Company has taken all necessary actions and made all necessary determinations under Article VIII of the Company Certificate required to render inapplicable to this Agreement Article VIII of the Company Certificate.

Except for the approval of the plan of merger reflected in this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting and the approvals required in connection with the Bank Mergers, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined herein) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or, with respect to the Bank Mergers, to the knowledge of the Company (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4    Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the OTS and approval of or non-objection to such applications and notices, (ii) the filing of any required applications, filings, waivers or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of or non-objection to such applications, filings, waivers and notices, including in respect of the Bank Mergers (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Secretary of State of the State of Vermont pursuant to the VBCA and any similar state filings for the Bank Mergers, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry self-regulatory organization (“SRO”) or the rules of the New York Stock Exchange (“NYSE”), or that are required under consumer finance, mortgage banking and other similar laws, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in order for the Company to execute and deliver this Agreement.

3.5    Reports; Regulatory Matters.

(a) The Company and each Company Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) the NASD, (v) any state banking agency, insurance commission or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency or Governmental Entity has pending any proceeding or enforcement action or, to the knowledge of the Company, has since January 1, 2004 initiated any proceeding, enforcement action or investigation into the business, disclosures or operations of the Company or any Company Subsidiary. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiary. Since January 1, 2004, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To the knowledge of the Company, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that any Company Subsidiary Bank is not “well capitalized” or is not “well managed” as a matter of U.S. federal banking law. Each Company Subsidiary Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) The Company has previously made available to Parent (including via the SEC’s EDGAR System) an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule, definitive proxy statement and information statement filed with or furnished to the SEC by the Company since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “Company SEC Reports”), and (ii) each communication mailed by the Company to its shareholders, in each case since January 1, 2004 and prior to the date of this Agreement. Neither any Company SEC Report nor any such communication to the Company’s shareholders, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the

SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6    Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K), except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any Company Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the period ended March 31, 2007 (including any notes thereto), (ii) disclosed in the Company SEC Reports, or (iii) incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby or the Pending Acquisition Agreement and the transactions contemplated thereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). The Company (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. As of the date hereof, to the knowledge of the Company, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2005, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

3.7    Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement, other than J.P. Morgan Securities Inc. and Lehman Brothers Inc. pursuant to the letter agreements between the Company and J.P. Morgan Securities Inc. and the Company and Lehman Brothers Inc., true, complete and correct copies of which have been previously delivered to Parent.

3.8    Absence of Certain Changes or Events.

(a) Since December 31, 2006, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect in the future. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any fact, change, event, development, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets, liabilities, or financial condition of such party and its Subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include any facts, changes, events, developments, effects or circumstances to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally, (D) public disclosure or pendency of the transactions contemplated hereby, or (E) compliance with the terms of, or the taking of any action or omission to act required by, this Agreement or consented to by Parent (except to the extent that any such changes referred to in clause (A), (B) or (C) have a materially disproportionate adverse effect on such party, relative to financial institutions generally).

(b) Since December 31, 2006, through and including the date of this Agreement, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since December 31, 2006, through and including the date of this Agreement, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, neither the Company nor any Company Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (which amounts have been previously made available to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $350,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

3.9    Legal Proceedings.

(a) Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Company’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or, to the Company’s knowledge, governmental or regulatory investigations of any nature, against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company or any Company Subsidiary is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any Company Subsidiary.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10    Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns (as defined herein) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being true, correct and complete in all material respects), has paid all Taxes due and required to be paid under applicable law (whether or not shown on a Tax Return) or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, local or foreign taxing authorities other than Taxes that are not yet due or that are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(b) The Company and each of its Subsidiaries have withheld on account of Taxes (and timely paid to the appropriate taxing authority) all material amounts for all periods through the date hereof in compliance with all

Tax withholding provisions of applicable laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(c) No written claim has ever been made by any appropriate taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

(e) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign laws and regulations, no such adjustment has been proposed by the Internal Revenue Service (the “IRS”) or any applicable taxing authority and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(h) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Taxes not yet due or Permitted Encumbrances.

(i) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries. There are no legal proceedings now pending, or to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and to the knowledge of the Company, there is no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes.

(j) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time to file any Tax Return.

(k) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); or (C) installment sale or open transaction disposition made on or prior to the Closing Date.

(l) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, countries, provinces, localities and other political divisions wherein they are required to file Tax returns and other reports relating to Taxes. The Company and its Subsidiaries have recorded and accounted for all intercompany transactions and transfers among the Company, each of its Subsidiaries and their respective Affiliates in accordance with applicable law, and such transactions were at arm’s length.

(m) Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(n) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(o) As used in this Agreement, the term “Tax Return“ means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11    Employee Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee or director of the Company or any Company Subsidiary, entered into, maintained or contributed to by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary may have any liability (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan; and (viii) all amendments, modifications or supplements to any such document.

(c) The Company and each Company Subsidiary has operated and administered each Company Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Company Benefit Plan are in compliance with all applicable laws. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There are no pending or, to the knowledge of the Company, threatened claims by, on behalf of or against any Company Benefit Plan or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Company Benefit Plan as of the Effective Time have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Company included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since March 31, 2007.

(d) With respect to the Company Benefits Plans, neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification or joint and several liability obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, and, to the knowledge of the Company, no event, transaction or condition has occurred, exists or is reasonably expected to occur which could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or, after the Closing, to Parent. With respect to each Company Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA): (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and (ii) no “reportable event” (as defined in Section 4043 of ERISA) for which the notice requirement is not waived by the regulations thereunder, has occurred with respect to any such plan within the past 12 months.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) No payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law. Since December 31, 2006, neither the Company nor any of its Subsidiaries has announced any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any broad-based Company Benefit Plan in a manner that materially increases the Company’s costs.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1. To the extent required, the documentation for each Nonqualified Deferred Compensation Plan has been amended to comply with Section 409A of the Code and the final regulations issued thereunder.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices and neither the Company nor any of its

Subsidiaries is subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

(j) There is no pending or, to the knowledge of the Company, threatened material legal action, proceeding or investigation against or involving any Company Benefit Plan.

(k) All Company Stock Options have been granted in compliance with (i) the terms of the applicable Company Stock Plans, (ii) applicable laws and (iii) the applicable provisions of the Company Certificate and Company By-laws and are accurately disclosed as required in (x) the Company SEC Reports and the financial statements of the Company and (y) the Tax Returns of the Company.

3.12    Compliance with Applicable Law.

(a) The Company and each Company Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.

(b) The Company and each Company Subsidiary have since January 1, 2005 complied in all respects with and are not in default in any material respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries or the employees conducting their respective businesses, including without limitation the Bank Secrecy Act, as amended by the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA Patriot Act”), and applicable regulations promulgated thereunder, each of the laws listed in Section 3.16(f) hereof and all federal, state and local usury, consumer lending and insurance laws, statutes, orders, rules, regulations, policies and guidelines.

(c) Neither the Company nor any of its Subsidiaries have received, since December 31, 2002, any notification or communication from any Governmental Authority (i) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely.

(d) The Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any Company Subsidiary, or to the knowledge of the Company, any director, officer or employee of the Company or of any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(e) Any bank-owned or company-owned life insurance program maintained by or on behalf of the Company or any of its Subsidiaries has been established and maintained in compliance with all applicable federal and state laws, regulations and interpretive guidance relating to programs of that type.

(f) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.12(f) of the Company Disclosure Schedule sets forth, as of December 31, 2006, a schedule of all officers and directors of the Company who have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13    Certain Contracts.

(a) Except as set forth in the Company SEC Reports filed or furnished prior to the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or shareholder approval of the Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of the Company or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by the Company or, to the knowledge of the Company, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a savings and loan holding company or bank holding company may lawfully engage, (v) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict, or following the Merger would purport to limit or restrict, in any material respect the ability of the Company, the Surviving Corporation or any of their respective Subsidiaries to conduct their respective businesses or, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following the Merger, the Surviving Corporation or its Subsidiaries, to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, or (vi) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract,” and the Company has no knowledge of, nor has the Company or any Company Subsidiary received written notice of, any violation of any Company Contract by any of the other parties thereto. The Company has previously made available to Parent complete and correct copies of all of the Company Contracts, including any and all amendments and modifications thereto.

(b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14    Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

(b) All Derivative Transactions, whether entered into for the account of the Company or any Company Subsidiary or for the account of a customer of the Company or any Company Subsidiary, were duly authorized by the Company and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and, to the knowledge of the Company, with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or a Company Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each applicable Company Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, as of March 31, 2007, no Derivative Transaction, were it to be a Loan (as defined herein) held by the Company or any Company Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Company Criticized Assets”). The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to such Derivative Transaction has been reflected in the books and records of the Company and such Company Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of the Company and of any Company Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $1,000,000.

3.15    Investment Securities and Commodities.

(a) Each of the Company and each Company Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent in writing the material Policies, Practices and Procedures.

3.16    Loan Portfolio.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of March 31, 2007, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2007, of all “non-accrual” Loans. As of March 31, 2007, the Company and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate

Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the Company Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by the Company as the Company Criticized Assets. Section 3.16(a) of the Company Disclosure Schedule sets forth (A) a summary of the Company Criticized Assets as of March 31, 2007, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2007, is classified as “Other Real Estate Owned” and the book value thereof. The allowance for loan losses reflected in the Company SEC Reports and financial statements filed or furnished therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to the Company and its Subsidiaries.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased, administered or serviced by the Company or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of the Company or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each of the Company and each Company Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(e) None of the Company or any of its Subsidiaries is now nor has it ever been since December 31, 2004 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any written notice that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(f) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including without limitation the Consumer Credit Protection Act, the Homeowners Ownership and Equity Protection Act, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(g) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool ”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

3.17    Property. The Company or a Company Subsidiary (a) has good and marketable title to all the real properties reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties ”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances ”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties ” and, collectively with the Company Owned Properties, the “Company Real Property” ), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor (and no condition exists which, with notice or lapse of time or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease). The Company Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Company Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Company Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property. To the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by the Company or any Company Subsidiary and no Intellectual Property owned and/or licensed by the Company or any Company Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property“ means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19    Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or written notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or, to the knowledge of the Company, that are reasonably expected to result in, any liability to or obligation on the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Matters”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there are no circumstances that are reasonably expected to give rise to any such Environmental Matters. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.21    Certain Regulated Activities. Set forth in Section 3.21 of the Company Disclosure Schedule is a list of the Company Subsidiaries, and officers and employees of the Company Subsidiaries, that are required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as a transfer agent, an insurance agency or company, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority. All such Persons are registered, licensed or authorized in accordance with all applicable requirements.

3.22    Broker-Dealer Subsidiaries.

(a) Each Company Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or, to the Company’s knowledge, investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) The Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2004, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

(d) Subject to the foregoing, neither the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

3.23    Investment Adviser Subsidiaries; Funds; Clients.

(a) For purposes of this Agreement, a “Company Advisory Entity” means, if applicable, the Company and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs); “Company Advisory Contract ” means each contract for such services provided by a Company Advisory Entity; “Company Advisory Client ” means each party to a Company Advisory Contract other than the applicable Company Advisory Entity or any other advisory client of the Company for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act ”); “Company Fund Client ” means each Company Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act ”); and “Sponsored ” means, when used with respect to any Company Fund Client, any such Company Fund Client a majority of the officers of which are employees of the Company or any Company Subsidiary or of which the Company or any Company Subsidiary holds itself out as the sponsor.

(b) Each Sponsored Company Fund Client and Company Advisory Entity (i) has since January 1, 2004 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(c) Each Company Advisory Entity has been and is in compliance with each Company Advisory Contract to which it is a party.

(d) The accounts of each Company Advisory Client subject to ERISA have been managed by the applicable Company Advisory Entity in compliance with the applicable requirements of ERISA.

(e) Neither the Company nor any Company Advisory Entity nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of the Company, any Company Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of the Company, any Company Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(f) The Company has made available to Parent true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2004 by each Company Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV ”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2004, each Company Advisory Entity has made available to each Company Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(g) The Company has made available to Parent true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to the Company by the SEC since January 1, 2004 and the Company’s responses thereto, if any.

3.24    State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes ”).

3.25    Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26    Opinions. Prior to the execution of this Agreement, the Company has received opinions from J.P. Morgan Securities Inc. and Lehman Brothers Inc. to the effect that as of the date of each opinion and based upon and subject to the matters set forth in each such opinion, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement. The Company has provided Parent with a true, correct and complete copy of each such opinion for informational purposes.

3.27    Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28    CRA, Anti-money Laundering. Neither the Company nor any Company Subsidiary is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company has no knowledge of any facts or circumstances which would cause the Company or any Company Subsidiary to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”. The Board of Directors of the Company has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

3.29    Transactions with Affiliates and Insiders. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Insider or Affiliate of the Company or any of its Subsidiaries, or any shareholder owning 5% or more of the outstanding Company Common Stock, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to (a) any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or (b) to the knowledge of the Company, other than credit or consumer banking transactions in the ordinary course of business, any material transaction or agreement with any employee who is not an executive officer. All agreements between the Company and any of its Affiliates comply with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W to the extent applicable by reason of the status of an Affiliate as a “member” of the Federal Reserve System (a “Member Bank ”) or otherwise to the extent applicable in accordance with Section 18(J) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(J). All extensions of credit by the Company or any of its Affiliates to any Insider of the Company or any of its Affiliates comply with the FRB’s Regulation O to the extent applicable by reason of the status of an Affiliate as a Member Bank or otherwise to the extent applicable as set forth in the FDIC’s insider lending regulation (12 C.F.R. § 337.3). For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, and “Insider ” shall have the meaning set forth in the FRB’s Regulation O. As used in the previous sentence, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Person” shall mean an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

3.30    Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.31    Pending Acquisition Agreement.

(a) To the knowledge of the Company, as of the date hereof, (i) the representations and warranties made in the Pending Acquisition Agreement and related disclosure schedules were true and correct as of the date of the Pending Acquisition Agreement and are true and correct on the date hereof (except that representations and warranties that by their terms speak as of some other date were true and correct as of such date), and (ii) the covenants and other agreements set forth in the Pending Acquisition Agreement have not been breached.

(b) To the knowledge of the Company, as of the date hereof, neither the Pending Acquisition Counterparty nor any of its Subsidiaries is a party to or bound by any agreement, arrangement or commitment (whether written or oral) which (i) restricts the conduct of any line of business by the Pending Acquisition Counterparty or any of its Subsidiaries or, upon consummation of the merger contemplated by the Pending Acquisition Agreement (the “Pending Acquisition ”) and the Merger, will restrict the ability of the Surviving Corporation to engage in any line of business in which a savings and loan holding company or bank holding company may lawfully engage or (ii) limits the ability of the Pending Acquisition Counterparty to own, sell, transfer, pledge or otherwise dispose of any material assets.

3.32    Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not constructive or imputed) knowledge of those individuals identified in Section 3.32 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is required, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants, provided, however, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), Parent hereby represents and warrants to the Company as follows:

4.1     Corporate Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Parent is duly registered as a savings and loan holding company under the Home Owners’ Loan Act with the OTS. True, complete and correct copies of the Second Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and the Second and Amended and Restated Bylaws of Parent, as amended (the “Parent By-laws ”), as in effect as of the date of this Agreement, have previously been made available to the Company. Parent is not in violation of any of the terms of the Parent Certificate or the Parent By-laws.

(c) Each Parent Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2    Capitalization.

(a) The authorized capital stock of Parent consists of 1,950,000,000 shares of Parent Common Stock, of which, as of June 15, 2007 (the “Parent Capitalization Date ”), 300,875,337 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock ”), of which, as of the Parent Capitalization Date, no shares were issued and outstanding. As of the Parent Capitalization Date, no shares of Parent Common Stock were held in Parent’s treasury. As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for (i) 425,017 shares of Parent Common Stock reserved for issuance pursuant to Parent Directors’ Equity Compensation Plan and (ii) 7,582,313 shares of Parent Common Stock reserved for issuance pursuant to the 1998 Long-Term Incentive Plan. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans, the Parent Directors’ Equity Compensation Plan, the 1998 Long-Term Incentive Plan, and stock repurchase plans entered into by

Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Parent Subsidiary are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance, or sale (or other transfer) of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or relating to Parent’s rights to vote or to dispose of such equity securities.

4.3     Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its shareholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent By-laws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent, any Parent Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4    Consents and Approvals. Except for (i) the filing of applications, notices, and waivers or phase-in requests, as applicable, with the OTS under the Home Owners’ Loan Act and approval or non-objection to such applications, notices and waivers or phase-in requests, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Secretary of State of the State of Vermont pursuant to the VBCA and any similar state filings for the Bank Mergers, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws, (vii) any notices or filings under the HSR Act, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in order for Parent to execute and deliver this Agreement.

4.5    Reports; Regulatory Matters.

(a) Parent and each Parent Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with the applicable Regulatory Agencies or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or Governmental Entity has pending any proceeding or enforcement action or, to the knowledge of Parent, has since January 1, 2004 initiated any proceeding, enforcement action or investigation into the business, disclosures or operations of Parent or any Parent Subsidiary. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any Parent Subsidiary. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2004, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries.

(b) Neither Parent nor any Parent Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated thrift holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2004, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to the Company (including via the SEC’s EDGAR system) an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule, definitive proxy statement and information statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Parent SEC Reports”), (ii) each final registration statement, prospectus, periodic report, schedule and definitive proxy statement filed by Parent Bank pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement with the FDIC (the “Parent FDIC Reports”) or with the OTS (the “Parent OTS Reports”) and (iii) each communication mailed by Parent and Parent Bank to their shareholders, in each case since January 1, 2004 and prior to the date of this Agreement. No such Parent SEC Report, Parent FDIC Report, Parent OTS Report or communication to the shareholders of Parent or Parent Bank, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports, Parent FDIC Reports and Parent OTS Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6    Financial Statements.

(a) The financial statements of Parent Bank and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports, Parent FDIC Reports and Parent OTS Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC, FDIC or OTS on Form 8-K) except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date (i) have been prepared from, and are in accordance with, the books and records of Parent Bank and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, FDIC or OTS, as applicable, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC, FDIC or OTS, as applicable, with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent Bank nor any Parent Bank Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of Parent Bank included in Parent’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 (including any notes thereto), (ii) disclosed in the Parent SEC Reports, Parent FDIC Reports, and Parent OTS Reports, or (iii) incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Parent (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s

Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. As of the date hereof, to the knowledge of Parent, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2005, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

4.7    Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated.

4.8    Absence of Certain Changes or Events.

(a) Since December 31, 2006, except as publicly disclosed by Parent in the Parent SEC Reports or by Parent Bank in the Parent FDIC Reports or the Parent OTS Reports, filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect in the future.

(b) Since December 31, 2006 through and including the date of this Agreement, except as publicly disclosed by Parent in the Parent SEC Reports or by Parent Bank in the Parent FDIC Reports or the Parent OTS Reports filed or furnished prior to the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9    Legal Proceedings.

(a) Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to Parent’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or, to Parent’s knowledge, governmental or regulatory investigations, of any nature against Parent or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10    Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement

(all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

4.11    Compliance with Applicable Law.

(a) Parent and each Parent Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including, without limitation, the USA Patriot Act.

(b) Parent and each Parent Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Parent, any Parent Subsidiary, or to the knowledge of Parent, any director, officer or employee of Parent or of any Parent Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act and the applicability of it to Parent, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 4.11(c) of the Parent Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Parent who have outstanding loans from Parent, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12    Intellectual Property. Parent and each of Parent Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Parent and each Parent Subsidiary does not, to the knowledge of Parent, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property. To the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any Parent Subsidiary with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries. Neither Parent nor any Parent Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Parent or any Parent Subsidiary and no Intellectual Property owned and/or licensed by Parent or any Parent Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.13    Reorganization; Approvals. As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14    Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15    Employee Matters.

(a) Section 4.15 of the Parent Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee or director of Parent or any Parent Subsidiary, entered into, maintained or contributed to by Parent or any Parent Subsidiary (such plans, programs, agreements and commitments, herein referred to as the “Parent Benefit Plans”).

(b) Parent and each Parent Subsidiary has operated and administered each Parent Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Parent Benefit Plan are in compliance with all applicable laws.

(c) Each Parent Benefit Plan that is a Nonqualified Deferred Compensation Plan and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1. To the extent required, the documentation for each Nonqualified Deferred Compensation Plan has been amended to comply with Section 409A of the Code and the final regulations issued thereunder.

(d) All stock options granted by Parent have been granted in compliance with the terms of the applicable Parent Benefit Plan and applicable laws. The per share exercise price or purchase price for each such stock option of Parent is equal to or greater than the fair market value of the underlying shares of Parent Common Stock determined as prescribed by the relevant Parent Benefit Plan on the effective date of the corporate action effectuating the grant of such stock option.

4.16    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or written notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or, to the knowledge of Parent, that are reasonably expected to result in, any liability to or obligation on Parent or any Parent Subsidiary arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Matters”), pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary. To the knowledge of Parent, there are no circumstances that are reasonably expected to give rise to any such Environmental Matters. Neither Parent nor any Parent Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

4.17    CRA, Anti-money Laundering. Neither Parent nor any Parent Subsidiary is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Parent has no knowledge of any facts or circumstances, which would cause Parent or any Parent Subsidiary to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state regulators of lower than “satisfactory”. The Board of Directors of Parent has adopted and Parent has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.18    Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds on hand to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration and the consideration to be paid to the holders of Company Options and Company Shares in accordance with Section 1.6, subject to the terms and conditions of this Agreement.

4.19    Related Person. Neither Parent nor any of its Subsidiaries is, immediately prior to the execution of this Agreement, a “Related Person” as defined in Article VIII of the Company Certificate.

4.20    Definition of Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual (and not constructive or imputed) knowledge of those individuals identified in Section 4.20 of the Parent Disclosure Schedule.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or as otherwise required under the Pending Acquisition Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) not knowingly take any action or omit to take any action which action or omission is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby (including, without limitation, the declaration of effectiveness of the Form S-4 by the SEC) or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as otherwise required under the Pending Acquisition Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds and Federal Home Loan Bank advances, securitizations, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.22 per share of Company Common Stock with record dates and payment dates consistent with the prior year (it being the intention of the parties hereto that the holders of Company Common Stock shall not receive more than one dividend in any calendar quarter or fail to receive one dividend in any calendar quarter with respect to their shares of Company Common Stock), (B) dividends paid by any of the wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, (C) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of Company Options or the vesting of Company Restricted Shares or Company Deferred Shares granted under a Company Stock Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements and (D) redemption of the Trust Preferred Securities);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans or otherwise (whether such awards are settled in cash, Company Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities (including from treasury) except pursuant to (A) the exercise of stock options granted under a Company Stock Plan that are outstanding as of the date of this Agreement, (B) pursuant to the Pending Acquisition Agreement or (C) the issuance of shares of Company Common Stock in respect of fifty percent (50%) of the retainers and fees paid to Company directors consistent with past practice.

(c) except as required by applicable law (including, without limitation, Section 409A of the Code and the regulations issued thereunder) or the terms of any Company Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of the Company, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee, executive officer or director of the Company or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee, executive officer or director of the Company or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee, executive officer or director benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing Company Benefit Plan;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice and not involving any officer or director of the Company or a Company Subsidiary or any immediate family member thereof or pursuant to contracts in force at the date of this Agreement and entered into in the ordinary course of business consistent with past practice;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, including with respect to subprime lending, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) other than in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit;

(g) except for transactions in the ordinary course of business consistent with past practice and the Pending Acquisition, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(i) amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any Person or entity (other than Parent or its Subsidiaries) or any action taken by any Person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(j) other than in prior consultation with Parent, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(l) take any action which would result in any of the representations and warranties of the Company set forth in this Agreement or the Pending Acquisition Agreement becoming untrue as of any date after the date hereof or take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(m) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(n) file any application to establish, or to relocate or terminate the operations of, any banking office of the Company or any Company Subsidiary;

(o) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability;

(p) amend any Company Contract or waive any material rights under any Company Contract;

(q) amend or modify the Pending Acquisition Agreement or waive or release any material obligation of the Pending Acquisition Counterparty or consent to any material act or omission by the Pending Acquisition Counterparty not otherwise required under the Pending Acquisition Agreement; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent By-laws in a manner that would adversely affect the Company, the shareholders of the Company or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement, (d) knowingly take any action or omit to take any action which action or omission is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Parent or the Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required to consummate the transactions contemplated hereby (including, without limitation, the declaration of effectiveness of the Form

S-4 by the SEC), except, in each case, as may be required by applicable law, regulation or policies imposed by any Governmental Entity, or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a) Parent and the Company shall promptly (and in any event no later than August 31, 2007) prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall file the opinion described in Section 7.3(c) on a pre- or post-effective amendment to the Form S-4. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. Provided that the Company has cooperated as described above, Parent shall file all such documentation, notices, petitions and filings as promptly as practicable but not later than forty-five (45) days after the date of this Agreement. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Pending Acquisition Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect on Parent (a “Materially Burdensome Regulatory Condition”).

(c) Each of Parent and the Company shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and by the Pending Acquisition Agreement (including, without limitation, any pro forma financial information to be included in the Registration Statement on Form S-4 to be filed by the Company in connection with the Pending Acquisition).

(d) Each of Parent and the Company shall promptly advise the other upon receiving any material communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement, subject in each case to applicable laws relating to the confidentiality of information.

(e) The Company shall promptly advise Parent upon receiving any material communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by the Pending Acquisition Agreement, subject in each case to applicable laws and agreements relating to the confidentiality of information; to the extent necessary and practicable, the parties shall make appropriate substitute disclosure arrangements with respect to applicable agreements.

(f) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including filing prior to the Closing (as defined herein) such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization; provided that such actions would not reasonably be expected to materially impede or delay the consummation of the transactions contemplated hereby.

(g) Parent shall cooperate with such reasonable requests as may be made by the Company with respect to information and other matters as may be necessary or desirable in connection with securing approvals of third parties, including Governmental Entities, of the Pending Acquisition.

6.2    Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, information concerning Parent that is reasonably related to the prospective value of Parent Common Stock or to Parent’s ability to consummate the transactions contemplated hereby). Neither the Company nor Parent, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. To the extent practicable, the parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, the Company, to the extent permissible under the Pending Acquisition Agreement or related confidentiality agreement, shall use its reasonable best efforts to provide access to Parent to the type of information described in subparagraph (a) above with respect to the Pending Acquisition Counterparty and to the extent not permissible, use commercially reasonable efforts to obtain such permission. The Company shall not be required to provide access to or to disclose information with respect to the Pending Acquisition Counterparty where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. To the extent practicable, the parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of May 11, 2007 (the “Confidentiality Agreement”).

(d) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3    Shareholder Approval.

(a) The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “Company Shareholder Approval”), and shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable. Subject to Sections 6.3(c) and 6.11, the Board of Directors of the Company shall use its reasonable best efforts to obtain from its shareholders the requisite shareholder vote in favor of the approval of the plan of merger reflected in this Agreement required to consummate the Merger. The Company agrees that unless this Agreement is terminated pursuant to its terms, it has an unqualified obligation to submit this Agreement to its shareholders at its shareholder meeting even if there is a Change in the Company Recommendation (as defined in Section 6.3(b)).

(b) The Board of Directors of the Company has adopted a resolution recommending, and subject to Section 6.3(c), the Board of Directors will recommend, that the Company’s shareholders approve the plan of merger reflected in this Agreement. Subject to Section 6.3(c), neither the Company nor the Board of Directors of the Company (nor any committee thereof) shall, in a manner adverse to Parent, (i) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the recommendation by such Board of Directors of the plan of merger reflected in this Agreement to the Company’s shareholders (it being understood that taking a neutral position or no position with respect to a Company Alternative Proposal (as defined in Section 6.11(a)) shall be considered an adverse modification of such recommendation), (ii) take any action or make any statement in connection with the meeting of the Company shareholders to be held pursuant to Section 6.3 inconsistent with such approval, or (iii) recommend any Company Alternative Proposal (as defined in Section 6.11) (any action referred to in clause (i), (ii) or (iii) being a “Change in the Company Recommendation”).

(c) Notwithstanding Section 6.3(b), prior to the date of the meeting of Company shareholders pursuant to this Section 6.3, the Board of Directors of the Company may approve or recommend to the shareholders of the Company a Superior Proposal (as defined in Section 6.11(a)) and effect a Change in the Company Recommendation in connection therewith, and terminate this Agreement pursuant to Section 8.1(g), after the fifth (5th) business day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has decided that a bona fide unsolicited written Company Alternative Proposal that it received (that did not result from a breach of Section 6.11) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal (and a new five (5) business day period shall commence) in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Board of Directors of the Company has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) business day period after receipt of the Notice of Superior Proposal by Parent, the Company and the Board of Directors of the Company shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without effecting a Change in the Company Recommendation; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Parent since its receipt of such Notice of Superior Proposal, the Board of

Directors of the Company has again in good faith made the determination (A) in clause (i) of this Section 6.3(c) and (B) that such Company Alternative Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, making of a Change in the Company Recommendation by the Board of Directors of the Company shall not change the approval of the Board of Directors of the Company for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

6.4    Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of Company shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5    NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Matters.

(a) For the period immediately following the Effective Time through December 31, 2009, Parent shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by the Company or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits (other than equity-related benefits), rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Company Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination. In particular, Parent agrees to provide, or to cause the Parent Subsidiaries to provide, through at least December 31, 2009, a contribution for Covered Employees under the Chittenden Corporation Incentive Savings and Profit Sharing Plan (the “Savings Plan”) or comparable 401(k) plan maintained by Parent or a Parent Subsidiary, at a level which is not less than the level of “core contribution” provided for under the Savings Plan immediately prior to the Effective Time.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under such employee benefit plan of Parent or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time, provided that such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) The parties do not intend for this Agreement to amend any Company Benefit Plans or the terms of any sub-agreements or sub-plans, terms and conditions, restrictive covenants or participation requirements thereof, except and to the extent such amendment is explicitly contemplated by the express language of this Agreement.

(d) From and after the Effective Time, Parent and the Parent Subsidiaries shall cause the Company and its Subsidiaries and their successors to honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company or any of the Company Subsidiaries existing as of the Effective Time, including, without limitation, all employment, severance, deferred compensation or “change-in-control” agreements, plans or policies of the Company or any of the Company Subsidiaries, in each case only to the extent such benefit obligations, contractual rights, agreements, plans and policies are listed in Section 6.6(d) of the Company Disclosure Schedule. Parent acknowledges that the consummation of the Merger will constitute a “change-in-control” for purposes of any employee benefit plans, agreements and arrangements of the Company. Parent shall, or shall cause a Parent Subsidiary to, pay on the Closing Date (or such later date as may be required for such payments to meet the requirements of Section 409A of the Code and the guidance issued in connection therewith) all cash amounts due under any severance, “change-in-control” or similar or comparable agreement entered into by the Company or any Company Subsidiary and any individual so identified in Section 6.6(d) of the Company Disclosure Schedule. Thereafter, Parent and the Parent Subsidiaries shall continue to be obligated to honor the remaining provisions of any such agreements. Nothing herein shall be construed to limit the rights of Parent or any of its Subsidiaries to amend or terminate any such agreement, plan or policy in accordance with its terms.

(e) Neither Parent nor any of the Parent Subsidiaries shall have any obligation to continue the employment of any employee of the Company or any Company Subsidiary and nothing contained herein shall give any such employee the right to continued employment with Parent or any of the Parent Subsidiaries after the Effective Time. Notwithstanding the foregoing, for a period of two years following the Effective Time, any employee of the Company or a Company Subsidiary whose employment terminates due to a job elimination on or after the Effective Time and who leaves employment in good standing shall be given consideration by Parent and the Parent Subsidiaries when applying for re-employment in a position comparable to his or her previous position with the Company or a Company Subsidiary. Such consideration will be preferential to the extent warranted by previous performance, skill set and employment history, and provided that such preferential consideration is consistent with the obligations of Parent or the relevant Parent Subsidiary under any applicable laws or regulations.

(f) Certain employees of the Company or the Company Subsidiaries designated in writing by the Company (other than employees entitled to receive amounts under severance or “change-in-control” agreements) shall be entitled to receive a “retention” bonus from the Company, a Company Subsidiary, Parent or a Parent Subsidiary, in the event such employee remains an employee of the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable, until the Effective Time (or in certain cases, through a post-closing transition period, including systems conversion, if applicable); provided that such employee satisfactorily fulfills the duties and responsibilities of the position of such employee through the Effective Time or thereafter, if applicable. The maximum aggregate amount of such retention bonuses and the categories of employees eligible to receive such bonuses are set forth in Section 6.6(f) of the Company Disclosure Schedule.

(g) Parent consents to cash bonus payments by the Company to the employees of the Company and the Company Subsidiaries for calendar year 2007, regardless of the timing of the Closing Date, pursuant to the Company’s bonus plans as described in Section 6.6(g) of the Company Disclosure Schedule and consistent with the Company’s past practice (except with the respect to the timing of the payment thereof) in an aggregate amount not to exceed the maximum dollar amount set forth in Section 6.6(g) of the Company Disclosure Schedule.

(h) To the extent that any payment or benefit becomes payable to an individual who is considered a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code in connection with the transactions contemplated by this Agreement and/or as a result of such individual’s cessation of service to the Company or a Company Subsidiary, the payment of which is to be delayed to avoid the imposition of interest, penalties and additional tax imposed pursuant to Section 409(a) of the Code (a “409A Deferred Payment”), such 409A Deferred Payment shall earn interest calculated at the short-term applicable federal rate until the time that the payment is actually made. On or before the Effective Time, the Company shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the aggregate amount of such 409A Deferred Payments plus interest.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any present or former director or officer of the Company or its Subsidiaries or their respective heirs or representatives or any such person who served at the request of the Company or any Company Subsidiary as a director or officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer, or acting in any such capacity, of the Company or any of its Subsidiaries prior to the Effective Time or (ii) the preparation, negotiation, execution or performance of this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. In furtherance of the foregoing, prior to the Effective Time, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, the Indemnified Parties against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Claim (whether arising before or after the Effective Time), arising out of or pertaining to any action or omission in their capacities as directors, officers, trustees, partners, employees, fiduciaries or agents (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such Claim, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Company or the Surviving Corporation, as the case may be, shall elect to defend such action), and (ii) the Company or the Surviving Corporation, as the case may be, shall cooperate in the defense of any such matter; provided, however, that none of the Company or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Company Disclosure Schedule, shall survive the Merger for a minimum period of six (6) years after the Effective Time (provided that any claim asserted prior to the expiration of such period and all rights to indemnification in respect of such claim shall continue until the disposition of such claim), and shall continue in full force and effect in accordance with their terms for such period, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

(c) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost of such policy endorsement is less than $750,000 (the “Insurance Amount”); provided that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for such coverage. In the event that the Insurance Amount is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8    Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.9     Advice of Changes. Each of Parent and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied. The Company shall promptly advise Parent of any change or event having a Company Material Adverse Effect (as defined in the Pending Acquisition Agreement) or which it believes would, or would be reasonably likely to, cause or constitute a material breach of any of the representations, warranties or covenants set forth in the Pending Acquisition Agreement or cause a condition to closing set forth in the Pending Acquisition Agreement to not be satisfied.

6.10    Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or any acquisition of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11    No Solicitation.

(a) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, knowingly encourage, facilitate (including by way of furnishing nonpublic information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute a Company Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “Company Alternative Proposal”), (ii) participate in any discussions or negotiations regarding a Company Alternative Transaction or (iii) enter into any agreement regarding any Company Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the meeting of Company shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into an agreement with the Person proposing such Company Alternative Proposal on terms substantially similar to, and no less favorable to the Company than (except that the standstill provisions of such agreement may permit a Person proposing to make such Company Alternative Proposal to make a Company Alternative Proposal, and to communicate any revision or modification of the Company Alternative Proposal, to the Company or its Board of Directors), those contained in the Confidentiality Agreement prior to furnishing or affording access to any nonpublic information or data with respect to the Company or any of its Subsidiaries or otherwise relating to a Company Alternative Proposal, and providing Parent with a copy of such agreement, to consider and participate in discussions with respect to a bona fide Company Alternative Proposal received by the Company, if and only to the extent that (i) the Board of Directors of the Company first reasonably determines in good faith (A) such Company Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties, and (ii) the Company has provided Parent with at least two (2) business days’ prior notice of such determination. The Company shall promptly provide to Parent any non-public information (whether written or oral) regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

As used in this Agreement, “Company Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) (other than Parent or its affiliates) directly or indirectly acquires or would acquire more than 15% of the outstanding shares of the Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of the Company or any of its Subsidiaries whether from the Company or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement; provided that, for the purposes of Section 8.4(a) (i), (ii) and (iii) hereof, the reference to “15%” in this definition shall be deemed to be a reference to “a majority” and the definition of “Company Alternative Proposal” shall only be deemed to refer to a transaction involving the Company.

For purposes of this Agreement, “Superior Proposal” means a bona fide written Company Alternative Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Company Alternative Transaction shall have the meaning assigned to such term in Section 6.11(a), except that the reference to “15%” in the definition of “Company Alternative Transaction” shall be deemed to be a reference to “a majority” and the definition of “Company Alternative Proposal” shall only be deemed to refer to a transaction involving the Company.

(b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Company Alternative Proposal, or any material modification of or material amendment to any Company Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Board of Directors of the Company or any Subsidiary that it is considering making, or has made, a Company Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Company Alternative Proposal or intending to make or considering making a Company Alternative Proposal, and the material terms of any such Company Alternative Proposal or modification or amendment to a Company Alternative Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Company Alternative Proposal, indication or request. The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Company Alternative Proposal in accordance with Section 6.11(a).

(c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other party hereto who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a Company Alternative Proposal, as the case may be, within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Company Alternative Proposal.

(d) Nothing contained in Section 6.3 or this Section 6.11 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any such disclosure relating to a Company Alternative Proposal shall be deemed to be a Change in the Company Recommendation unless it is limited to a stop, look and listen communication or the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure and does not recommend that Company shareholders tender their shares.

6.12     Certain Post-Closing Matters.

(a) Directorships. Parent shall take such actions as may be reasonably required to appoint, effective as of the Effective Time, two of the Company’s independent directors to the Board of Directors of the Surviving Corporation and, to the extent so required, shall increase the size of the Parent Board of Directors to permit the appointment of such individuals.

(b) Maintenance of Separate Parent Bank Subsidiaries. For a period of at least one year following the Effective Time, Parent shall maintain each Parent Bank Subsidiary as a separately chartered federal savings bank, except in the event of a change in law or regulation that, in the reasonable judgment of the Board of Directors of Parent, would cause such maintenance of the Parent Bank Subsidiaries as separately chartered federal savings banks not to be in the best interests of Parent.

(c) Charitable Giving. Parent agrees to continue the Company’s annual level of charitable giving in the region currently served by the Company at current levels for a period of at least one (1) year following the Effective Time.

(d) Bank Presidents. Prior to the Effective Time, Parent agrees to offer, or cause the Parent Subsidiaries to offer, employment to the individuals set forth on Section 6.12(d) of the Parent Disclosure Schedule substantially in accordance with the form of agreement attached thereto, so long as an individual is employed in his current position with a Company Subsidiary Bank as of the Effective Time.

6.13    Pending Acquisition. The Company shall (i) use its reasonable best efforts to complete the Pending Acquisition as soon as practicable and (ii) terminate the Pending Acquisition Agreement if the Pending Acquisition has not closed by the later of (A) the termination date set forth in Section 8.1(c) of the Pending Acquisition Agreement and (B) the date on which the OTS has issued its approval of the Merger and the Bank Mergers.

6.14    Trust Preferred Redemption. The Company shall cause the redemption of the Trust Preferred Securities no later than July 31, 2007.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The plan of merger reflected in this Agreement shall have been approved by the requisite affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b) NASDAQ Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2     Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Parent.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) Pending Acquisition. The Pending Acquisition shall have occurred or the Pending Acquisition Agreement shall have been terminated in accordance with its terms (it being understood and agreed that the failure of the Company to consummate the Pending Acquisition shall not constitute a Material Adverse Effect under this Agreement or otherwise constitute a failure of any condition under this Section 7.2).

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Goodwin Procter LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Parent.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Company and Parent in a written instrument authorized by the boards of directors of the Company and Parent, as determined by a vote of a majority of the members of each respective entire board of directors;

(b) by either the Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger or a Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction, or decree lifted;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if (i) the Company shall have materially breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of the Company shall have (A) failed to recommend in the Proxy Statement the approval of the plan of merger set forth in this Agreement (such recommendation, the “Company Recommendation”) or (B) caused to exist a Change in the Company Recommendation (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(f) by either Parent or the Company, if the Company Shareholder Approval is not obtained at the annual or special meeting of Company shareholders called for the purpose of obtaining such Company Shareholder Approval or at any adjournment or postponement thereof;

(g) by the Company, immediately prior to entering into a definitive agreement to effect a Superior Proposal in accordance with the requirements of Section 6.3(c), provided that the Company shall pay an amount equal to the Fee (as defined in Section 8.4) concurrently with such termination.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(c), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3    Fees and Expenses. Except (i) as set forth in Section 8.4 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4    Termination Fee.

(a) The Company shall pay to Parent a fee of $65,000,000 (the “Fee”) if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) either (x) without the meeting of Company shareholders pursuant to Section 6.3 having been convened or (y) with such meeting of Company shareholders having been convened but the Company Shareholder Approval not having been obtained and (B) a Company Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Board of Directors of the Company after the date hereof, and shall not have been irrevocably withdrawn prior to the date specified in Section 8.1(c) (or, in the case of clause (A)(y), prior to the date of such meeting of Company shareholders), then if any Company Alternative Transaction is consummated, or a definitive agreement with respect to any Company Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

(ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) and (B) a Company Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Board of Directors of the Company after the date hereof, and shall not have been irrevocably withdrawn prior to the date of such termination, then if any Company Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

(iii) if (A) this Agreement is terminated by Parent pursuant to Section 8.1(d) as the result of a breach by the Company of its covenants or agreements set forth in this Agreement other than the covenants and agreements set forth in Section 6.3 or 6.11 and (B) a Company Alternative Proposal shall have been publicly announced or otherwise communicated after the date hereof to the senior management or the Board of Directors of the Company, and shall not have been irrevocably withdrawn prior to the occurrence of such breach, then if any Company Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs; or

(iv) if this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay the Fee within one business day after a demand for payment following the termination.

(b) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this

Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.4(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Fee set forth in this Section 8.4, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit; provided that, if such suit does not result in a judgment against the Company for the Fee, then Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. In no event shall an amount greater than the Fee be payable pursuant to this Section 8.4. The Company acknowledges that it is obligated to pay any amounts due pursuant to this Section 8.4 whether or not the shareholders of the Company have approved this Agreement.

8.5    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the Effective Time of the Merger would otherwise occur during December 2007, then the Closing Date shall be postponed until a mutually acceptable date no later than the end of the first full week of January 2008.

9.2    Standard. No representation or warranty of the Company contained in Article III or of Parent contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.8(a) and 4.8(a)). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.26, in the case of the Company, and Sections 4.2, 4.3(a), 4.3(b)(i), and 4.7, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of the Company, and 4.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention: Paul A. Perrault, CEO

Facsimile: (802) 660-1577

with a copy to (which shall not constitute notice):

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention: F. Sheldon Prentice, General Counsel

Facsimile: (802) 660-1505

and

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: William P. Mayer

Lisa R. Haddad

Facsimile: (617) 523-1231

and

if to Parent, to:

People’s United Financial, Inc.

850 Main Street, P.O. Box 1580

Bridgeport, Connecticut 06604

Attention: John A. Klein, CEO

Facsimile: (203) 338-3600

with a copy to (which shall not constitute notice):

People’s United Financial, Inc.

850 Main Street, P.O. Box 1580

Bridgeport, Connecticut 06604

Attention: William T. Kosturko, General Counsel

Facsimile: (203) 338-3600

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP	Thacher Proffitt & Wood llp
2000 Pennsylvania Avenue, N.W.	1700 Pennsylvania Avenue, N.W., Suite 800
Washington, D.C. 20006	Washington, D.C. 20006
Attention: John C. Murphy, Jr.	Attention: V. Gerard Comizio
Derek M. Bush	Matthew Dyckman
Facsimile: (202) 974-1999	Facsimile: (202) 626-1930

9.5    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8    Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the VBCA applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9    Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE or NASDAQ. Notwithstanding anything to the contrary contained in this Section 9.9, either party may respond to questions from shareholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

9.10    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.6 and 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CHITTENDEN CORPORATION

By:	/s/ Paul A. Perrault
Name: Paul A. Perrault
Title: President, Chief Executive Officer and Chairman of the Board of Directors

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ John A. Klein
Name: John A. Klein
Title: Chairman, Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Affiliate Letter

People’s United Financial, Inc.

850 Main St., P.O. Box 1580

Bridgeport, CT 06604

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Chittenden Corporation, a Vermont corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 26, 2007 (the “Merger Agreement”), by and between People’s United Financial, Inc., a Delaware corporation (“Parent”), and the Company, the Company shall be merged with and into Parent (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I also understand that stop transfer instructions will be given to Parent’s transfer agents with respect to Parent Common Stock and that there will be placed on the certificates for Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Parent (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this      day of

            , 2007

People’s United Financial, Inc.

By:
Name: Title: